Exhibit 99.1

CONTACT:   Stanley C. Erck
           President and Chief Executive Officer
           Procept, Inc.
           (617) 491-1100
           serck@procept.com




For Immediate Release


PROCEPT ANNOUNCES PRIVATE FINANCING

Private Placement To Total $10 million

Cambridge, MA December 10, 1997 -- Procept, Inc. (Nasdaq: PRCT) today announced that it has commenced a private offering of units of shares of Common Stock and Common Stock Warrants. The offering is intended to raise $10 million. The Company, however, has authorized its placement agent to raise up to a total of $25 million. The funds will be used to further its research, pre-clinical and clinical development programs.

Purchasers of the Common Stock Units will be entitled to certain contractual rights, subject to certain limitations. The Common Stock Units have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The statements made in this press release contain certain forward-looking statements relating to future events or future financial performance of the Company, within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, as amended, that involve a number of risks and uncertainties, including the risk that the Company will be unable to complete the proposed private placement. Such statements are only predictions and actual events or results may differ materially.

Procept, Inc. is engaged in the research and development of small molecule therapeutics for the prevention and treatment of chronic and life-threatening immune system disorders. Procept is developing therapeutics for the treatment of arthritis, diabetes, organ transplant rejection and infectious diseases, including AIDS and tuberculosis. Founded in 1985 and traded on the Nasdaq National Market System under the symbol PRCT, Procept is located in Cambridge, Massachusetts.